Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 31, 2015, included in the Proxy Statement of Celladon Corporation that is made part of Amendment No. 1 to the Registration Statement (Form S-4 No. 333-208521) and Prospectus of Celladon Corporation for the registration of 5,700,000 shares of its common stock.

/s/ Ernst & Young LLP

San Diego, California

January 21, 2016